Exhibit 99.1

Cadre Holdings Reports Third Quarter 2025 Financial Results

Grew Quarterly Net Sales 42% and Gross Profit 66% Year-Over-Year

Increased Quarterly Adjusted EBITDA of $29.8 Million and Expanded Adjusted EBITDA Margin of 19.1%

Organic Backlog Increased $20 Million from Q2 to Q3

Med-Eng Awarded $50 Million IDIQ with DoD – First PO issued for $10 Million to be Shipped in 2026

Agrees to Acquire TYR Tactical, Leading Provider of Plate Carriers, Vests, Hard Armor, and Shields

JACKSONVILLE, Fla., November 4, 2025 – Cadre Holdings, Inc. (NYSE: CDRE) (“Cadre” or “Company”), a global leader in the manufacturing and distribution of safety equipment and other related products for the law enforcement, first responder, military and nuclear markets, announced today its consolidated operating results for the three and nine months ended September 30, 2025.

●	Net sales of $155.9 million for the third quarter; net sales of $443.1 million for the nine months ended September 30, 2025.
●	Gross profit margin of 42.7% for the third quarter; gross profit margin of 42.2% for the nine months ended September 30, 2025.
●	Net income of $10.9 million, or $0.27 per diluted share, for the third quarter; net income of $32.4 million, or $0.79 per diluted share, for the nine months ended September 30, 2025.
●	Adjusted EBITDA of $29.8 million for the third quarter; Adjusted EBITDA of $77.3 million for the nine months ended September 30, 2025.
●	Adjusted EBITDA margin of 19.1% for the third quarter; Adjusted EBITDA margin of 17.4% for the nine months ended September 30, 2025.
●	Declared quarterly cash dividend of $0.095 per share in October 2025.

“We are pleased to report another quarter of strong performance, driven by Cadre’s industry leading brands and favorable trends across our law enforcement, first responder, military, and nuclear end-markets,” said Warren Kanders, CEO and Chairman. “Our teams delivered results above expectations, while expanding our backlog significantly and advancing Cadre’s track record of consistent and stable growth despite a dynamic operating environment. Revenue, gross profit, net income, and Adjusted EBITDA increased significantly this quarter, with an Adjusted EBITDA margin that improved 670 basis points year-over-year.”

Mr. Kanders added, “Our recently announced agreement to acquire TYR Tactical marks Cadre’s sixth and largest acquisition since going public and a meaningful step forward in strengthening our diversified platform of durable safety businesses. Cadre's disciplined M&A program is crucial to accelerating long-term growth, and we are excited to have once again delivered on our pledge to capitalize on attractive inorganic opportunities. Building on our current momentum, we remain focused on pursuing additional transactions in line with our highly selective key criteria and continuing to take advantage of the free cash flow generated by the strong and recurring demand for our mission-critical safety and survivability equipment.”

Third Quarter and Nine-Month 2025 Operating Results

For the quarter ended September 30, 2025, Cadre generated net sales of $155.9 million, as compared to $109.4 million for the quarter ended September 30, 2024. This increase was primarily a result of recent acquisitions and strong demand for armor and duty gear products, as well as the impact of the 2024 cyber incident on the comparable period.

For the nine months ended September 30, 2025, Cadre generated net sales of $443.1 million, as compared to $391.6 million for the nine months ended September 30, 2024, also mainly driven by recent acquisitions, as well as strong demand for nuclear safety and crowd control products.

For the quarter ended September 30, 2025, Cadre generated gross profit of $66.6 million, as compared to $40.0 million for the quarter ended September 30, 2024. For the nine months ended September 30, 2025, Cadre generated gross profit of $187.0 million, as compared to $156.3 million for the prior year period.

Gross profit margin was 42.7% for the quarter ended September 30, 2025, as compared to 36.6% for the quarter ended September 30, 2024, mainly driven by increased volume, favorable pricing net of material inflation, and a decrease in inventory step-up amortization. Gross profit margin was 42.2% for the nine months ended September 30, 2025, as compared to 39.9% for the prior year period.

Net income was $10.9 million for the quarter ended September 30, 2025, as compared to net income of $3.7 million for the quarter ended September 30, 2024. The increase was primarily as a result of increased gross profit, partially offset by increases in selling, general and administrative expenses, as well as other costs.

Net income was $32.4 million for the nine months ended September 30, 2025, as compared to net income of $23.2 million for the prior year period, primarily as a result of increased gross profit and gains from foreign exchange rates partially offset by increases in compensation expense, interest expense and provision for taxes.

Cadre generated $29.8 million of Adjusted EBITDA for the quarter ended September 30, 2025, as compared to $13.5 million for the quarter ended September 30, 2024. Adjusted EBITDA margin was 19.1% for the quarter ended September 30, 2025, as compared to 12.4% for the prior year period.

Cadre generated $77.3 million of Adjusted EBITDA for the nine months ended September 30, 2025, as compared to $66.3 million for the prior period. Adjusted EBITDA margin was 17.4% for the nine months ended September 30, 2025, as compared to 16.9% for the prior year period.

Product segment gross margin was 43.9% and 43.3% for the third quarter and first nine months of 2025, respectively, compared to 37.4% and 40.7% for the prior year periods.

Distribution segment gross margin was 21.3% and 22.0% for the third quarter and first nine months of 2025, respectively, compared to 21.9% and 22.9% for the prior year periods.

Liquidity, Cash Flows and Capital Allocation

●	Cash and cash equivalents increased by $25.9 million from $124.9 million as of December 31, 2024 to $150.9 million as of September 30, 2025.
●	Total debt increased by $88.0 million from $223.2 million as of December 31, 2024 to $311.2 million as of September 30, 2025.
●	Net debt (total debt net of cash and cash equivalents) increased by $62.1 million from $98.3 million as of December 31, 2024 to $160.4 million as of September 30, 2025.
●	Capital expenditures totaled $0.6 million for the third quarter and $3.6 million for the nine months ended September 30, 2025, compared with $1.1 million for the third quarter and $4.5 million for the nine months ended September 30, 2024.

Acquisition of TYR Tactical

On October 28, 2025, Cadre announced it has entered into a definitive agreement to acquire TYR Tactical, LLC, a leading global manufacturer of tactical gear and equipment for military, law enforcement, and government agencies worldwide. TYR Tactical produced approximately $92.6 million of revenue in the year ended December 31, 2024, and is expected to be immediately accretive to earnings and Adjusted EBITDA margins. The total consideration is $175 million and is anticipated to close in the first half of 2026.

Med-Eng Wins $50 Million Contract with the Department of Defense

On September 26, 2025, Cadre subsidiary Med-Eng, LLC was awarded a $50 million Indefinite Delivery / Indefinite Quantity (ID/IQ) contract by the United States Department of Defense (DoD), known as the Blast Exposure Monitoring System (BEMO). At the time of award, Med-Eng received the first purchase order for $10 million to be shipped in 2026.

Dividend

On October 21, 2025, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.095 per share, or $0.38 per share on an annualized basis. Cadre's dividend payment will be made on November 14, 2025 to shareholders of record as of the close of business on the record date of October 31, 2025. The declaration of any future dividend is subject to the discretion of the Company's Board of Directors.

2025 Outlook

For the full year 2025, Cadre expects to generate net sales in the range of $624 million to $630 million and Adjusted EBITDA in the range of $112 million and $116 million. We expect capital expenditures to be in the range of $7 million to $8 million. Cadre has not provided net income guidance due to the inherent difficulty of forecasting certain types of expenses and gains, which affect net income but not Adjusted EBITDA. Therefore, we do not provide a reconciliation of Adjusted EBITDA guidance to net income guidance.

Conference Call

Management will host a conference call on Wednesday, November 5, 2025, at 10:00 a.m. EST to discuss the latest corporate developments and financial results. The dial-in number for callers in the US is (800)-715-9871 and the dial-in number for international callers is 646-307-1963. The access code for all callers is 9511718. A live webcast will also be available on the Company’s website at https://www.cadre-holdings.com/.

A replay of the call will be available through November 19, 2025. To access the replay, please dial 800-770-2030 in the U.S. or +1-609-800-9909 if outside the U.S., and then enter the access code 9511718.

About Cadre

Headquartered in Jacksonville, Florida, Cadre is a global leader in the manufacturing and distribution of safety products. Cadre's equipment provides critical protection to allow users to safely and securely perform their duties and protect those around them in hazardous or life-threatening situations. The Company's core products include body armor, explosive ordnance disposal equipment, duty gear and nuclear safety products. Our highly engineered products are utilized in over 100 countries by federal, state and local law enforcement, fire and rescue professionals, explosive ordnance disposal teams, and emergency medical technicians. Our key brands include Safariland® and Med-Eng®, amongst others.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The press release contains the non-GAAP measures: (i) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), (ii) Adjusted EBITDA, (iii) Adjusted EBITDA margin and (iv) last twelve months Adjusted EBITDA. The Company believes the presentation of these non-GAAP measures provides useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. We do not provide a reconciliation of the non-GAAP guidance measure Adjusted EBITDA for the fiscal year 2025 to net income for the fiscal year 2025, the most comparable GAAP financial measure, due to the inherent difficulty of forecasting certain types of expenses and gains, without unreasonable effort, which affect net income but not Adjusted EBITDA. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this press release, include, but are not limited to, those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward- looking statements to reflect events or circumstances after the date of this press release.

Contact:

Gray Hudkins

Cadre Holdings, Inc.

203-550-7148

gray.hudkins@cadre-holdings.com

Investor Relations:

The IGB Group

Leon Berman / Matt Berkowitz

212-477-8438 / 212-227-7098

CADRE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$150,875	$124,933
Accounts receivable, net of allowance for doubtful accounts of $826 and $876, respectively	99,426	93,523
Inventories	112,201	82,351
Prepaid expenses	12,474	19,027
Other current assets	11,240	7,737
Total current assets	386,216	327,571
Property and equipment, net of accumulated depreciation and amortization of $60,893 and $54,384, respectively	77,590	45,243
Operating lease assets	21,719	15,454
Deferred tax assets, net	4,857	4,552
Intangible assets, net	117,909	107,544
Goodwill	179,169	148,157
Other assets	4,595	4,192
Total assets	$792,055	$652,713

Liabilities, Mezzanine Equity and Shareholders' Equity
Current liabilities
Accounts payable	$26,997	$29,644
Accrued liabilities	61,363	46,413
Income tax payable	1,418	6,693
Current portion of long-term debt	16,266	11,375
Total current liabilities	106,044	94,125
Long-term debt	294,971	211,830
Long-term operating lease liabilities	16,033	10,733
Deferred tax liabilities	24,110	18,758
Other liabilities	10,523	5,752
Total liabilities	451,681	341,198

Mezzanine equity
Preferred stock ($0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2025 and December 31, 2024)	—	—

Shareholders' equity
Common stock ($0.0001 par value, 190,000,000 shares authorized, 40,681,668 and 40,607,988 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively)	4	4
Additional paid-in capital	312,910	306,821
Accumulated other comprehensive income (loss)	565	(1,389)
Accumulated earnings	26,895	6,079
Total shareholders’ equity	340,374	311,515
Total liabilities, mezzanine equity and shareholders' equity	$792,055	$652,713

CADRE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$155,869	$109,408	$443,084	$391,577
Cost of goods sold	89,244	69,392	256,079	235,283
Gross profit	66,625	40,016	187,005	156,294
Operating expenses
Selling, general and administrative	45,627	33,981	132,509	113,277
Restructuring and transaction costs	2,216	515	6,240	3,621
Related party expense	108	94	1,345	2,038
Total operating expenses	47,951	34,590	140,094	118,936
Operating income	18,674	5,426	46,911	37,358
Other expense
Interest expense, net	(3,028)	(1,991)	(8,849)	(5,631)
Other (expense) income, net	(802)	1,555	6,599	(225)
Total other expense, net	(3,830)	(436)	(2,250)	(5,856)
Income before provision for income taxes	14,844	4,990	44,661	31,502
Provision for income taxes	(3,903)	(1,335)	(12,261)	(8,352)
Net income	$10,941	$3,655	$32,400	$23,150

Net income per share:
Basic	$0.27	$0.09	$0.80	$0.58
Diluted	$0.27	$0.09	$0.79	$0.58
Weighted average shares outstanding:
Basic	40,666,861	40,607,988	40,649,339	39,723,702
Diluted	40,977,677	40,949,461	40,964,737	40,118,729

CADRE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2025	2024
Cash Flows From Operating Activities:
Net income	$32,400	$23,150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,908	12,325
Amortization of original issue discount and debt issue costs	1,075	787
Amortization of inventory step-up	826	3,851
Deferred income taxes	(4,163)	(11,627)
Stock-based compensation	6,840	6,255
Remeasurement of contingent consideration	1,489	685
(Recoveries from) provision for losses on accounts receivable	(190)	757
Unrealized foreign exchange transaction gain	(2,275)	(788)
Other loss	268	355
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	19,360	162
Inventories	(14,748)	(2,589)
Prepaid expenses and other assets	4,607	(4,161)
Accounts payable and other liabilities	(16,942)	(21,096)
Net cash provided by operating activities	42,455	8,066
Cash Flows From Investing Activities:
Purchase of property and equipment	(3,582)	(4,381)
Proceeds from disposition of property and equipment	6	74
Business acquisitions, net of cash acquired	(89,590)	(141,813)
Net cash used in investing activities	(93,166)	(146,120)
Cash Flows From Financing Activities:
Proceeds from revolving credit facilities	—	5,500
Principal payments on revolving credit facilities	—	(5,500)
Proceeds from term loans	97,500	80,000
Principal payments on term loans	(9,723)	(9,562)
Principal payments on insurance premium financing	—	(2,187)
Payments for debt issuance costs	—	(844)
Taxes paid in connection with employee stock transactions	(1,185)	(5,311)
Proceeds from secondary offering, net of underwriter discounts	—	91,776
Deferred offering costs	—	(683)
Dividends distributed	(11,584)	(10,395)
Other	344	37
Net cash provided by financing activities	75,352	142,831
Effect of foreign exchange rates on cash and cash equivalents	1,301	521
Change in cash and cash equivalents	25,942	5,298
Cash and cash equivalents, beginning of period	124,933	87,691
Cash and cash equivalents, end of period	$150,875	$92,989
Supplemental Disclosure of Cash Flows Information:
Cash paid for income taxes, net	$22,545	$22,761
Cash paid for interest	$13,075	$10,523
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Accruals and accounts payable for capital expenditures	$16	$112

CADRE HOLDINGS, INC.

SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Three Months Ended September 30, 2025
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$138,789	$26,483	$(9,403)	$155,869
Cost of goods sold	77,862	20,843	(9,461)	89,244
Gross profit	$60,927	$5,640	$58	$66,625

	Three Months Ended September 30, 2024
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$96,493	$17,836	$(4,921)	$109,408
Cost of goods sold	60,386	13,936	(4,930)	69,392
Gross profit	$36,107	$3,900	$9	$40,016

	Nine Months Ended September 30, 2025
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$391,659	$79,853	$(28,428)	$443,084
Cost of goods sold	222,189	62,293	(28,403)	256,079
Gross profit	$169,470	$17,560	$(25)	$187,005

	Nine Months Ended September 30, 2024
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$343,711	$71,615	$(23,749)	$391,577
Cost of goods sold	203,771	$55,216	$(23,704)	235,283
Gross profit	$139,940	$16,399	$(45)	$156,294

(1)	Reconciling items consist primarily of intercompany eliminations and items not directly attributable to operating segments.

CADRE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands)

	Year ended	Three Months Ended		Nine Months Ended		Last Twelve
	December 31,	September 30,		September 30,		Months
	2024	2025	2024	2025	2024	September 30, 2025
Net income	$36,133	$10,941	$3,655	$32,400	$23,150	$45,383
Add back:
Depreciation and amortization	16,420	5,376	3,763	13,908	12,325	18,003
Interest expense, net	7,822	3,028	1,991	8,849	5,631	11,040
Provision for income taxes	18,085	3,903	1,335	12,261	8,352	21,994
EBITDA	$78,460	$23,248	$10,744	$67,418	$49,458	$96,420
Add back:
Restructuring and transaction costs(1)	7,757	2,216	515	7,240	5,371	9,626
Other expense (income), net(2)	4,721	802	(1,555)	(6,599)	225	(2,103)
Stock-based compensation expense(3)	8,369	2,447	2,104	6,840	6,255	8,954
Stock-based compensation payroll tax expense(4)	441	—	—	92	441	92
LTIP bonus(5)	49	—	—	—	49	—
Amortization of inventory step-up(6)	3,858	470	1,541	826	3,851	833
Contingent consideration expense(7)	1,185	632	176	1,489	685	1,989
Adjusted EBITDA	$104,840	$29,815	$13,525	$77,306	$66,335	$115,811
Adjusted EBITDA margin(8)	18.5%	19.1%	12.4%	17.4%	16.9%

(1)	Reflects the “Restructuring and transaction costs” line item on our condensed consolidated statements of operations, which primarily includes transaction costs composed of legal and consulting fees. In addition, this line item reflects a $1.0 million fee paid to Kanders & Company, Inc. for services related to the acquisition of Zircaloy for the nine months ended September 30, 2025 and a $1.8 million fee paid to Kanders & Company, Inc. for services related to the acquisition of Alpha Safety for the nine months ended September 30, 2024, which are included in related party expense in the Company’s condensed consolidated statements of operations.
(2)	Reflects the “Other (expense) income, net” line item on our condensed consolidated statements of operations and primarily includes transaction gains and losses due to fluctuations in foreign currency exchange rates.
(3)	Reflects compensation expense related to equity and liability classified stock-based compensation plans.
(4)	Reflects payroll taxes associated with vested stock-based compensation awards.
(5)	Reflects the cost of a cash-based long-term incentive plan awarded to employees that vests over three years.
(6)	Reflects amortization expense related to the step-up inventory adjustment recorded as a result of our recent acquisitions.
(7)	Reflects contingent consideration expense related to the acquisition of ICOR.
(8)	Reflects Adjusted EBITDA / Net sales for the relevant periods.